As filed with the Securities and Exchange Commission on October 26, 2017
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0609375
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2905 Premiere Parkway NW
Suite 300
Duluth, Georgia 30097
(Address of Principal Executive Offices) (Zip Code)

Asbury Automotive Group, Inc. Deferred Compensation Plan
(Full title of the plan)

George A. Villasana
Senior Vice President, General Counsel and Secretary
2905 Premiere Parkway NW
Suite 300
Duluth, Georgia 30097
(Name and address of agent for service)
(770) 418-8200
(Telephone number, including area code, of agent for service)

with a copy to:
Joel T. May
Jones Day
1420 Peachtree Street NE
Suite 800
Atlanta, Georgia 30309
(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒		Accelerated Filer	☐

Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations under the Asbury Automotive Group Inc., Deferred Compensation Plan (1)	$15,000,000	100%	$15,000,000	$1,868

(1)
The Deferred Compensation Obligations being registered are general unsecured obligations of Asbury Automotive Group, Inc. (the “Company” or the “Registrant”) to pay up to $15,000,000 of deferred compensation from time to time in the future to participating employees of the Registrant in accordance with the Asbury Automotive Group, Inc. Deferred Compensation Plan (the “Plan”).

(2)
Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including portions of its Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders incorporated by reference therein), filed on February 23, 2017;

(b)
the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed on April 27, 2017, July 26, 2017 and October 25, 2017, respectively; and

(c)	the Company’s Current Reports on Form 8-K, filed on January 25, 2017, January 27, 2017, April 21, 2017, May 5, 2017, August 22, 2017 and October 23, 2017.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold or (ii) deregisters all securities then remaining unsold under this Registration Statement, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The Asbury Automotive Group, Inc. Deferred Compensation Plan provides certain employees (“Eligible Employees”) of the Company with the opportunity to defer the receipt of a portion of their compensation. The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) are general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (“Plan Participants”) in accordance with the terms of the Plan from the general assets of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Plan Participants and deemed investment earnings (or losses) thereon.
The Plan allows Plan Participants to defer receipt of up to 50% of their base compensation, 100% of their variable pay, and 100% of their bonuses paid under the corporate office bonus plan. The amounts deferred are treated as invested in hypothetical investments selected by the Plan Participant from those investment options designated by the Company’s Investment Committee. Each Plan Participant’s deferred compensation benefit will reflect the deemed investment experience, whether positive or negative, of the hypothetical investment funds selected by the Plan Participant, including any appreciation or depreciation. The Company will establish and maintain bookkeeping accounts on behalf of each Plan Participant which will reflect the Plan Participant’s deferrals, distributions or withdrawals, along with the earnings, expenses, gains and losses allocated thereto, attributable to the hypothetical investments made. The Company will not make any matching or discretionary contributions under the Plan.
The Deferred Compensation Obligations will be paid in cash. Distributions under the Plan will be made according to a Plan Participant’s deferral elections and the provisions of the Plan, and will be accelerated upon the Plan Participant’s death. Plan Participants may also request an early distribution in the event of an unforeseeable emergency.
No amount payable or deliverable under the Plan will be subject to assignment, transfer, sale, pledge or other alienation or encumbrance, except (i) for certain offsets permitted to the Company as provided under the Plan and (ii) each Plan Participant shall have the right to designate a beneficiary to receive death benefits provided under the Plan. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan, except as may be required by law. There is no trading market for the Deferred Compensation Obligations.
The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Plan Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the person or persons designated by the Company to be responsible for the administration of the Plan (the “Plan Administrator”) reserves the right to amend the Plan at any time, except that no such amendment shall directly or indirectly deprive any current or former Plan Participant or beneficiary of all or any portion the Plan Participant’s account which had accrued prior to the amendment. The initial Plan Administrator will be the Company’s Investment Committee. The Plan Administrator also reserves the right to terminate the Plan and distribute all amounts credited to all Plan Participants’ accounts upon a change in control and under certain conditions as provided under the Plan, in each case in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their base compensation, variable pay, bonuses and deemed earnings. The duration of the Plan is indefinite.
The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Plan Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.
The foregoing description of the Plan and the Deferred Compensation Obligations is qualified in its entirety by reference to the full text of the Plan document, a copy of which is incorporated by reference as Exhibit 4.1 to this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.
Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Asbury Automotive Group, Inc. has a provision in its certificate of incorporation eliminating such personal liability of its directors under such terms.
The certificate of incorporation of Asbury Automotive Group, Inc. indemnifies its directors and officers to the maximum extent allowed by Delaware law.
Asbury Automotive Group, Inc. has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. Asbury Automotive Group, Inc. also maintains liability insurance for the benefit of its directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1	Asbury Automotive Group, Inc. Deferred Compensation Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 23, 2017)*
5.1	Opinion of Jones Day
23.1	Consent of Ernst & Young LLP
23.2	Consent of Jones Day (included in Exhibit 5.1)
24.1	Powers of Attorney (included as part of signature page)
*	Incorporated by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on October 26, 2017.

Asbury Automotive Group, Inc.

By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Craig T. Monaghan, David W. Hult and Sean D. Goodman, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Craig T. Monaghan	President and Chief Executive Officer and Director	October 26, 2017
Craig T. Monaghan	(Principal Executive Officer)

/s/ Sean D Goodman	Senior Vice President and Chief Financial Officer	October 26, 2017
Sean D. Goodman	(Principal Financial Officer)

/s/ William F. Stax	Controller and Chief Accounting Officer	October 26, 2017
William F. Stax	(Principal Accounting Officer)

/s/ Thomas C. DeLoach, Jr.	Director	October 26, 2017
Thomas C. DeLoach, Jr.	Non-Executive Chairman of the Board

/s/ Joel Alsfine	Director	October 26, 2017
Joel Alsfine

/s/ Dennis E. Clements	Director	October 26, 2017
Dennis E. Clements

/s/ Juanita T. James	Director	October 26, 2017
Juanita T. James

/s/ Eugene S. Katz	Director	October 26, 2017
Eugene S. Katz

/s/ Philip F. Maritz	Director	October 26, 2017
Philip F. Maritz

/s/ Thomas Reddin	Director	October 26, 2017
Thomas Reddin

/s/ Scott L. Thompson	Director	October 26, 2017
Scott L. Thompson